Exhibit 99.1
                            Paragon Homefunding, Inc.
                        (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)

                          Audited Financial Statements

                   The period from August 3, 2001 (inception)
                              To December 31, 2001

                                  Contents                              Page

Report of Independent Certified Public Accountants                        2

Financial Statements:

        Balance Sheet at December 31, 2001                                3

        Statement of Operations for the period from August 3, 2001
        (inception) to December 31, 2001                                  4

        Statement of Shareholder's Equity for the period from August
        3, 2001 (inception) to December 31, 2001                          5

        Statement of Cash Flows for the period from August 3, 2001
        (inception) to December 31, 2001                                  6

        Notes to Financial Statements                                     7

               Report of Independent Certified Public Accountants


To the Board of Directors and Stockholders of Paragon Homefunding, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, cash flows, and stockholders' deficit present fairly, in all material respects, the financial position of Paragon Homefunding, Inc. (a development stage enterprise) at December 31, 2001, and the results of its operations and its cash flows for the period from August 3, 2001 (date of inception) to December 31, 2001 and, cumulatively, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 7 to the financial statements, the Company is a defendant in certain litigation filed against PlanetRx.com, Inc., (merged with Paragon Homefunding, Inc., on May 31, 2002). The Company is unable to predict the outcome of the suits and their ultimate effect, if any, on the Company's financial condition, results of operations, or cash flows.




/s/ PricewaterhouseCoopers LLP

October 7, 2002

                            Paragon Homefunding, Inc.
                        (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)
                                  Balance Sheet
                                 (in thousands)

                                                                                           December 31,
                                                                                               2001
                                                                                       ----------------
ASSETS
Current assets:
      Cash and cash equivalents                                                        $        --
                                                                                       ----------------

         Total current assets                                                                   --
                                                                                       ----------------
                  Total assets                                                         $        --
                                                                                       ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                                                 $        42
      Accrued salaries and related benefits                                                    154
                                                                                       ----------------
         Total liabilities                                                                     196

Commitments and contingencies (Note 7)

Stockholders' equity:
      Preferred Stock: issuable in series, $0.0001 par value;
      5,000 shares authorized; no shares issued and outstanding                                 --
      Common Stock: $0.0001 par value; 200,000 shares authorized;
      33,822 shares issued and outstanding at December 31, 2001                                  3
      Additional paid-in capital                                                                --
      Subscriptions receivable                                                                  (3)
      Deficit accumulated during development stage                                            (196)
                                                                                       ----------------
         Total stockholders' equity                                                           (196)
                                                                                       ----------------
                  Total liabilities and stockholders' equity                           $         0
                                                                                       ================

   The accompanying notes are an integral part of these financial statements.

                            Paragon Homefunding, Inc.
                        (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)
                             Statement of Operations
                    (in thousands, except per share amounts)

                                                                                           Period from August 3,
                                                                                            2001 (inception) to
                                                                                             December 31, 2001
                                                                                         ------------------------


Net revenue                                                                              $      --

Operating expenses:
         Salaries, wages and related benefits                                                  154
         Professional fees                                                                      25
         General and administrative                                                             17
                                                                                         --------------
                  Total operating expenses                                                     196
                                                                                         --------------
Net loss available to common shareholders                                                $    (196)
                                                                                         ==============
Basic and diluted net loss per share                                                     $   (0.01)
                                                                                         ==============
Weighted average shares used to compute basic and diluted net loss per share                31,954
                                                                                         ==============


   The accompanying notes are an integral part of these financial statements.

                            Paragon Homefunding, Inc.
                        (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)
                                    Statement
                             of Stockholders' Equity
      For the period from August 3, 2001 (inception) to December 31, 2001
                                 (in thousands)



                                                Preferred Stock   Common Stock   Additional Stock         Deficit Accumulated
                                             ------------------ --------------   Paid-in    Subscriptions During the
                                             Shares    Amount   Shares  Amount   Capital    Receivable    Development Stage   Total
                                            -------- --------   ------  ------   ---------- ------------- ------------------- -----
Issuance of common shares August 3, 2001        --    $ --      $30,673  $ 3      $  --       $  (3)        $     --         $   --

Issuance of common shares August 3, 2001                          3,149  $ --                                                    --

Deficit accumulated during the development                                                                      (196)          (196)
                                            --------  -------   -------- ------   -------     ---------     ---------        -------
Balance at December 31, 2001                    --    $ --      $33,822  $ 3      $  --       $  (3)        $   (196)        $ (196)
                                            ========  =======   ======== ======   =======     =========     =========        =======

                            Paragon Homefunding, Inc.
                       (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)
                             Statement of Cash Flows
                                 (in thousands)


                                                                              Period from August 3,
                                                                               2001 (inception) to
                                                                                December 31, 2001
                                                                              -----------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                                $    (196)

         Changes in assets and liabilities:
                  Accounts payable                                                   42
                  Accrued salaries and related benefits                             154
                                                                              -------------

                           Net cash used in operating activities                     --

CASH FLOWS USED IN INVESTING ACTIVITIES:
      Purchase of property and equipment                                             --

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net proceeds from issuance of common stock                                     --
                                                                              -------------

Increase in cash and cash equivalents                                                --
Cash and cash equivalents at beginning of period                                     --
                                                                              -------------
Cash and cash equivalents at end of period                                    $      --
                                                                              =============


   The accompanying notes are an integral part of these financial statements.

                            Paragon Homefunding, Inc.
                        (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)
                          Notes to Financial Statements
                    (in thousands, except per share amounts)

1.       The Company and Basis of Presentation

The Company

Paragon Homefunding, Inc., ("Paragon"), is a Delaware corporation incorporated in August 2001. Paragon is a privately held, development stage company headquartered in Ponte Vedra Beach, Florida, that intends to enter the financial services market through acquisitions. As of December 31, 2001 the Company had no revenues. These financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," to recognize the fact that the Company is devoting substantially all of its efforts to establishing a new business and planned principal operations have not commenced, nor can the Company give any assurance when or if operations will ever commence. The Company has generated losses since its inception and has placed substantial reliance on raising capital in order to meet its obligations as they become due. As of December 31, 2001, no obligations have been paid. The continued existence of Paragon will depend on a number of factors, including the ability to secure adequate sources of capital as well as locating and funding acquisitions of suitable companies.

2.       Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all investments with an original maturity of less than three months to be cash and cash equivalents. The Company evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation and amortization of equipment using the straight-line method over the estimated useful lives, generally ranging from two to seven years.

Preoperating Costs

Costs incurred during the development stage, such as expenses associated with the evaluation of potential acquisitions, are expensed as incurred.

Accounting for Stock-Based Compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). As permitted by this statement, the Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for its stock-based employee compensation arrangements.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance equal to the deferred tax assets has been established since the Company is a development stage entity and the deferred assets will not be realized unless the Company produces taxable income. The deferred tax assets, which total $74, primarily relate to nondeductible compensation expenses of $58 and a net operating loss carryforward of $16.

3.       Net Loss per Share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares and common equivalent shares if dilutive. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), and the common shares outstanding subject to repurchase. The periods presented below exclude common equivalent shares, as the effect of such shares on a weighted average basis is anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                        For the period August 3,
                                                           2001 (inception) to
                                                            December 31, 2001
                                                        ------------------------

Numerator: Net loss available to common shareholders    $   (196)

Denominator: Weighted average common shares               31,954
                                                        -----------
Basic and diluted net loss per share                    $  (0.01)
                                                        ===========

4.       Accrued Salaries, Benefits and related

The Company has entered into employment agreements with its executive officers. All executive officers have elected to defer receipt of the salaries, benefits and other items due them pursuant to such contracts until the Company acquires sufficient operating capital through the acquisition of operating companies, fundraising or both. At December 31, 2001 the Company had accrued $154 pursuant to these contracts.

5.       Stockholders' Equity

The Company was founded on August 3, 2001 and 30,673 shares of common stock were issued to its founders at a par value of $0.0001 per share. No cash was invested and the Company recorded a subscription receivable in the amount of $3 for the issuance of the shares.

In October the Company issued 3,149 shares to several consultants who were assisting the Company with the development of its business plan. In accordance with SFAS No. 123 the shares were recorded at their fair value, which was estimated to be par value.

6.       Subsequent Events (unaudited)

On May 31, 2002 PlanetRx.com ("PlanetRx" or the "Company"), a public shell company, merged with Paragon Homefunding, Inc. For accounting purposes, the transaction has been treated as a recapitalization of Paragon with Paragon viewed as the acquirer in a reverse acquisition. As a result, historical stockholders' equity of Paragon prior to the merger has been retroactively restated for the equivalent number of shares received in the merger by Paragon after giving effect to the difference in par value of the PlanetRx's and Paragon's stock with the difference recorded as paid-in capital. PlanetRx was incorporated in Delaware on March 31, 1995 and operated as an online healthcare destination for commerce, content and community. The Company closed its online health store in March 2001 and shortly thereafter began the process of liquidating and dissolving the Company. The merger with Paragon completed this process.

Pursuant to the merger, a wholly-owned subsidiary of the Company merged with and into Paragon, and the Company issued approximately 55,561 shares of common stock to the Paragon stockholders equaling 90% of the total outstanding shares of the Company's common stock immediately after the merger. As a result, the then existing stockholders of the Company saw their ownership stake reduced from 100% to 10% of the outstanding common stock. As a result of the merger, Paragon also assumed approximately $61 of PlanetRx's accured liabilities for legal services. There could be further dilution of this interest following the merger in the event that the Company issues additional shares of common stock. Paragon's management has assumed control of the Company. Paragon has no operating history and we give no assurance when or if we will ever commence operations. Thus, our ability to continue to exist will depend on a number of factors, including the ability to secure adequate sources of capital as well as locating and funding acquisitions of suitable companies.

In September 2002 the Company entered into a non-binding letter of intent to acquire a company in the financial services field. The proposed transaction contemplates, among other things, that PlanetRx will issue approximately 53,000 unregistered shares of common stock to the seller. The Company is currently negotiating the terms of definitive agreements and determining the ultimate structure of, and consideration in, the transaction and cannot assure that this transaction will be entered into or closed.

7.       Commitments and Contingencies

On March 27, 2001, SDR Investors, LP filed a lawsuit against PlanetRx, certain underwriters of the Company's initial public offering in October 1999 (the "IPO"), and certain former and current directors of the Company. Named as additional defendants in the suit, which was filed in the United States District Court for the Southern District of New York, are The Goldman Sachs Group, Inc., BancBoston Robertson Stephens, Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, and Salomon Smith Barney, Inc., each of which was an underwriter of the IPO; William J. Razzouk and Christos M. Cotsakos, who are former directors of the Company; and David M. Beirne and Michael Moritz, who were current directors of the Company at the time the complaint was filed, but are now former directors of the company. Between April 19, 2001 and May 4, 2001, five virtually identical additional complaints were filed. One of the additional complaints also names as defendants Hambrecht & Quist LLC, William Blair & Co. LLC, Bear Stearns & Co., Inc., additional underwriters of the IPO, Morgan Stanley Dean Witter & Co. Incorporated and Credit Suisse First Boston Corp., which were not underwriters of the IPO, and Steve Valenzuela, a former officer of the Company. The suits generally allege that the defendants violated federal securities laws by not disclosing certain actions allegedly taken by the underwriter defendants in connection with the IPO. The suits allege specifically that the underwriter defendants, in exchange for the allocation to their customers of shares of the Company's common stock sold in the IPO, solicited and received from their customers undisclosed commissions on transactions in other securities and required their customers to purchase additional shares of the Company's common stock in the aftermarket at pre-determined prices that were above the IPO price. The suits seek unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired shares of the Company's common stock between October 6, 1999, and March 24, 2001. The complaints have been consolidated into a single action, which is being coordinated with several hundred other nearly identical actions filed against other companies before one judge in the U.S. District Court for the Southern District of New York. No date has been set for any response to the complaint. As of the date hereof, the Company is unable to predict the outcome of the suit and its ultimate effect, if any, on the Company's financial condition, results of operations, or cash flows.

On June 19, 2001, vTraction, Inc. filed a complaint for breach of contract in the Chancery Court of Tennessee for the Thirtieth Judicial District at Memphis alleging that the Company entered into an oral agreement with vTraction to sell certain equipment and later reneged, and claiming damages in an amount including, but not limited to, the difference between the price agreed to in the alleged oral contract and the market price of the equipment. The Company has filed an answer asserting the affirmative defenses of failure of consideration and statute of frauds and denying the existence of an oral contract. As of the date hereof, the Company is unable to predict the outcome of the suit and its ultimate effect, if any, on the Company's financial condition, results of operations, or cash flows.